Exhibit 99

Press Release

Horizon Wins Major Pipeline Project

HOUSTON, May 1 /PRNewswire-FirstCall/ -- Horizon Offshore, Inc. (Nasdaq: HOFF) has been awarded a pipeline project from Iroquois Gas Transmission System, L.P., by its agent, Iroquois Pipeline Operating Company for the installation and testing of the marine portion of its Eastchester Extension Project. The project calls for the installation and burial of approximately 35 miles of 24-inch pipeline from a landfall at Northport, Long Island, through the Long Island Sound and into the East River to a termination point in the South Bronx in New York City.

The development of construction procedures will commence immediately, as will the preparation of equipment for mobilization in September 2002. The project is scheduled for completion by April 2003.

Bill Lam, President and CEO of Horizon Offshore, stated, "The award of this significant project to Horizon is a demonstration of the growth of our company and experience level of our personnel. To move from a pure Gulf of Mexico construction company in 1997 into the global position we occupy today is a testament to the growth strategy to which our company is dedicated.

"We are extremely pleased to have been selected by Iroquois for this job. With this award our current backlog is approximately $140 million, which is the highest level in our history."

Horizon provides marine construction services to the offshore oil and gas industry. The Company's fleet is used to perform a wide range of marine construction activities, including installation of marine pipelines to transport oil and gas and other sub-sea production systems, and the installation and abandonment of production platforms.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Those statements are subject to various risks and uncertainties, including, but not limited to, industry conditions and volatility; prices of oil and gas; the Company's ability to obtain and the timing of new projects; changes in competitive factors; and other material factors that are described from time to time in the Company's filings with the Securities and Exchange Commission.

Actual events, circumstances, effects and results may be materially different from the results, performance or achievements expressed or implied by the forward-looking statements. Consequently, the forward-looking statements contained herein should not be regarded as representations by Horizon Offshore or any other person that the projected outcomes can or will be achieved.